Exhibit 99.1

                            Access Worldwide Provides
                              2007 Revenue Guidance

    ARLINGTON, Va., Feb. 6 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a Business Process Outsourcing services company, today established 2007 revenue guidance of $38 million which reflects 40% revenue growth from 2006. The Company expects to realize continued operational efficiencies and scale in 2007 in both its domestic and international operations.

    "We have invested in our business development team and operations over the past two years and are starting to realize the benefits. We now have approximately 1,400 production seats including 700 which are located in the Philippines. We will continue to expand our business development team and our off shore operations during 2007," said Shawkat Raslan, Chairman, President and Chief Executive Officer of Access Worldwide. "We are very pleased with the performance of our domestic operations and expect continued revenue growth during 2007. Our goal is to maximize the utilization of our domestic capacity while expanding our international capacity."

    About Access

    Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), is a leading business process outsourcing ("BPO") services company that offers customer management and other BPO services from its offices in the United States and the Philippines. Headquartered in Arlington, Virginia and with approximately 1,000 employees worldwide, Access Worldwide supports clients in a variety of industries, including financial services, technology, telecommunications, consumer products, healthcare and media. More information is available at http://www.accessww.com.

    Important Notice

    This press release contains forward-looking statements about, among other things, the Company's estimated revenue. These statements involve known or unknown risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties include the outcome of the review and audit process that takes place during the year, and the possible adjustments that may result. Other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from operations; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate our facilities in the Philippines; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and our ability to recruit additional personnel. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

SOURCE  Access Worldwide Communications, Inc.
    -0-                             02/06/2007
    /CONTACT: Mark Wright, Investor Relations of Access Worldwide
Communications, Inc., +1-703-292-5210, mwright@accessww.com/
    /Web site:  http://www.accessww.com/
    (AWWC)